Exhibit 99.1

FOR IMMEDIATE RELEASE

Protective Products of America Announces

Financial Results for Second Quarter 2009

SUNRISE, FL — (August 14, 2009) — Protective Products of America, Inc. (PPA:TSX), a leading manufacturer and distributor of advanced products in ballistics protection, today announced financial results for its second quarter and six months ended June 30, 2009.  Results of operations from its Delaware-based ceramic manufacturing business were accounted for as discontinued operations for the periods referenced herein.

Second Quarter and Recent Highlights

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Reported total sales of $6.5 million and gross margin of 32.3%.

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Reduced total SG&A expenses by 51% year-over-year to $2.6 million, primarily due to the implementation of work force reductions to align cost structure with current revenue streams.

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Net loss from continuing operations of $2.2 million or a loss of $0.16 per share.

•

Appointed R. Patrick Caldwell as Chief Executive Officer and a member of the Board of Directors.

•

Engaged investment banking firm Farlie Turner & Co., LLC, to advance financing strategy.

“The decrease in revenues for the quarter continues to reflect delayed contract awards and stretched sales cycles, and was not unexpected given the current economic climate,” said R. Patrick Caldwell, Chief Executive Officer.  “Despite softness in our program business, we increased our gross margin to 32.3% reflecting a higher mix of domestic and international business, and reduced operating expenses to $3.0 million reflecting our commitment to bringing our cost structure in-line with current revenue streams. This improvement is largely attributable to the work force reduction and other cost saving initiatives that were announced early in the second quarter.

 “We have been notified by the U.S. Army that we were not a recipient of the Improved Outer Tactical Vest (IOTV) Program contract. While this was not the outcome we had hoped for, we remain confident that the strategies we are implementing to diversify our sales mix will position us to increase market share in higher margin areas of the business. We have made notable progress with other near-term military contracts as well as government agency domestic and international programs, which we believe could generate considerable revenue in the coming quarters.

“As we move through the second half of the year, we are beginning to see signs of an improved sales environment supported by our expanded sales force and aggressive marketing efforts. We are further escalating our presence in the ballistics market through several key strategic distribution partnerships with multinational security providers. We believe these relationships will bolster our ability to capture additional sales at the local law enforcement level, with government agencies, and in certain commercial sectors where we continue to see opportunity,” Mr. Caldwell concluded.

Second Quarter 2009 Financial Results

Total sales for the quarter ended June 30, 2009 were $6.5 million, compared with $26.8 million for the quarter ended June 30, 2008. Gross margin was 32.3% for the second quarter of 2009, compared with 26.9% for the second quarter of 2008, and 26.5% in the first quarter of 2009.

Total SG&A expenses were $2.6 million for the second quarter of 2009, compared with $5.3 million for the second quarter of 2008.

For the quarter ended June 30, 2009, net loss from continuing operations was $2.2 million, which included a foreign currency loss of $0.7 million, or a loss of $0.16 per share based on 13.8 million weighted average common shares outstanding. This compares with net income from continuing operations of $0.3 million, which included a foreign exchange loss of $0.2million, or $0.02 per share based on 13.8 million weighted average common shares outstanding for the quarter ended June 30, 2008.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") was a loss of $1.4 million for second quarter 2009, compared with EBITDA of $1.3 million for second quarter 2008. EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations. EBITDA does not have a standardized meaning prescribed by GAAP and is unlikely to be comparable to similar measures presented by other entities.

Financial Position

As of June 30, 2009, Protective Products of America had total assets of $29.7 million, total consolidated debt net of loan discounts of $17.1 million, and shareholders' deficiency of $501,000.

Subsequent Event

On August 3, 2009, PPA reported that the U.S. Army had requested an extension of the proposal acceptance period for the Improved Outer Tactical Vest (IOTV) Program until August 15, 2009. On August 13, 2009, PPA received notice from the U.S. Army that it had not been selected as an awardee in the IOTV contract.

Conference Call

Management will host a conference call to discuss second quarter 2009 financial results on Friday, August 14, 2009, at 9:00 a.m. Eastern.

Investors and analysts interested in participating in the call are invited to dial-in using the following numbers:

Canada or international dial-in number:

1-480-629-9712

US toll free dial-in number:

1-877-941-2068

Participants will be able to dial in and listen to a replay of the conference 60 minutes after the meeting end time. The audio replay will be available through August 28, 2009. To access the replay, dial 1-800-406-7325 from the US, or dial 1-303-590-3030 from Canada or internationally, and enter the conference reference number 4136869#.

About Protective Products of America, Inc.

Protective Products of America, Inc. (“PPA”), formerly known as Ceramic Protection Corporation, is headquartered in Sunrise, Florida, with manufacturing facilities in Sunrise, Florida and Granite Falls, North Carolina. The Company, together with its subsidiaries, is engaged in the design, manufacture and marketing of advanced products used to provide ballistic protection for personnel and vehicles in the military and law enforcement markets. The Company's product portfolio includes concealable soft body armor products for law enforcement and the Modular Tactical Vest (“MTV”), a ballistic system for military personnel. Visit www.protectiveproductsofamerica.com for more company information.

Management is of the opinion that the Company is a leader in the design and manufacture of high performance and high quality products used for ballistic protection. Protective Products International Corp, a wholly owned subsidiary of PPA, is an ISO 9001:2000 certified manufacturer. Furthermore, PPA is capable of providing customers with an integrated personnel armoring system of soft ballistic material, vests and plates for law enforcement and the military.

Safe Harbor Language

This release may contain forward-looking statements including expectations of future sales, cash flow, and earnings. These statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ from those anticipated. These risks include, but are not limited to, uncertainties associated with the defense industry, commodity prices, exchange rate fluctuations, and risks resulting from potential delays, appeals or changes related to government orders in the defense sector.

PPA depends on reliable supplies of high quality source materials used in the manufacture of armor products, including aramid fabrics and polyethylene materials, and works actively with key suppliers to ensure that requirements and demands for these materials are anticipated and properly met. The foregoing is not exhaustive and other risks are detailed from time to time in other disclosure filings of PPA. Should one or more of these risks or uncertainties materialize, or should stated assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The reader is also referred to other uncertainties and risks discussed in detail in the MD&A section of the Company's December 31, 2008 Annual Report dated April 6, 2009, the Company's Annual Information Form dated March 31, 2009 and the Company's Form 10 Registration Statement filed April 10, 2009 and amended on May 12, 2009. These documents are available on www.SEDAR.com and www.SEC.gov. The reader is also referred to the Company’s interim reports for the three-month periods ending March 31, 2009 and June 30, 2009 as filed on www.SEDAR.com.

In light of certain sensitive aspects in regard to customers and products, PPA may choose not to disclose all information related to the purchasers of its products, such as government agencies, countries or other end users. Products manufactured for export in the United States must first be approved for export by the appropriate U.S. government agencies. Other armor sales may be made to recognized domestic agencies such as the military and those involved in local, provincial, or national law enforcement and homeland security matters.

Contact:

Kristen McNally

The Piacente Group, Inc.

Investor Relations

(212) 481-2050

figi@tpg-ir.com

UNAUDITED RESULTS OF OPERATIONS

The following table presents the unaudited results of operations from Protective Products of America, Inc.’s consolidated financial statements prepared in accordance with U.S. GAAP:

(thousands of United States dollars,	Three Months Ended June 30,		Six Months Ended June 30,
except per share data)	2009	2008	2009	2008
		(restated)		(restated)
Sales	$6,489	$26,756	$17,970	$48,682
Cost of goods sold	4,394	19,566	12,839	34,659
Gross margin	2,095	7,190	5,131	14,023
Operating expense
Selling, general and administrative	2,604	5,279	7,123	10,463
Research and development	384	446	785	838
Total operating expenses	2,988	5,725	7,908	11,301
Operating income (loss) from continuing operations	(893)	1,465	(2,777)	2,722
Interest expense	545	607	1,148	1,410
Other expense (income)	743	519	568	532
Total other expense	1,288	1,126	1,716	1,942
Income (loss) from continuing operations before income taxes	(2,181)	339	(4,493)	780
Income tax provision (benefit)	—	60	—	(232)
Net income (loss) from continuing operations	(2,181)	279	(4,493)	1,012
Net income (loss) from discontinued operations	3	(31,600)	(179)	(33,326)
Net income (loss)	$(2,178)	$(31,321)	$(4,672)	$(32,314)

Basic earnings (loss) per share:
Continuing operations	$(0.16)	$0.02	$(0.33)	$0.08
Discontinued operations	$0.00	$(2. 30)	$(0.01)	$(2.66)
Net income (loss)	$(0.16)	$(2.28)	$(0.34)	$(2.58)

Diluted earnings (loss) per common share:
Continuing operations	$(0.16)	$0.02	$(0.33)	$0.08
Discontinued operations	$0.00	$(2.30)	$(0.01)	$(2.66)
Net income (loss)	$(0.16)	$(2.28)	$(0.34)	$(2.58)

Weighted average common shares outstanding:
Basic	13,762,557	13,762,557	13,762,557	12,501,843
Diluted	13,762,557	13,762,557	13,762,557	12,501,843

RECONCILATION OF NET LOSS FROM CONTINUING OPERATIONS

TO EBITDA AND ADJUSTED EBITDA

FOR THE THREE AND SIX MONTHS ENDED JUNE, 2009 AND 2008

(thousands of United States dollars,	Three Months Ended June 30,		Six Months Ended June 30,
except per share data)	2009	2008	2009	2008

Net income (loss)	(2,181)	279	(4,493)	1,012
Interest expense	545	607	1,148	1,410
Income tax provision (benefit)	—	60	—	(232)
Depreciation and amortization	235	342	421	747
EBITDA (EBITDA loss)	(1,401)	1,288	(2,924)	2,937

Share based compensation	291	376	842	720
Adjusted EBITDA	(1,110)	1,664	(2,082)	3,657

EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations. EBITDA does not have a standardized meaning prescribed by GAAP and is unlikely to be comparable to similar measures presented by other entities.

PROTECTIVE PRODUCTS OF AMERICA, INC

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

(thousands of United States dollars)	June 30, 2009	December 31, 2008

ASSETS
Current assets
Cash	$757	$1,498
Accounts receivable, net of allowance for doubtful accounts of $40 and $55, respectively	3,251	5,853
Inventory, net	7,929	7,062
Prepaid expenses and other current assets	596	539
Current portion of note receivable	—	37
Income taxes receivable	5,016	5,373
Deferred income taxes	31	31
Current assets of discontinued operations	59	1,305
Total current assets	17,639	21,698
Property, plant and equipment, net	2,414	2,513
Intangible assets, net	9,307	9,351
Note receivable	—	27
Other assets	217	220
Long term assets of discontinued operations	100	2,566
Total Assets	$29,677	$36,375

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$5,907	$7,180
Deferred revenue and customer deposits	1,601	1,128
Operating line of credit	5,868	8,124
Current portion of long term debt	5,125	4,783
Current liabilities of discontinued operations	1,490	2,134
Total current liabilities	19,991	23,349
Deferred income taxes	4,097	3,521
Long term debt	6,090	6,000
Total liabilities	30,178	32,870

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 40,000,000 shares authorized, 13,762,557 and 13,762,557 issued and outstanding, respectively	14	14
Additional paid in capital	61,223	60,381
Accumulated other comprehensive income	891	1,467
Accumulated deficit	(62,629)	(57,957)
Receivables from stockholder	—	(400)
Total stockholders’ equity	$(501)	$3,505
Total liabilities and stockholders’ equity	$29,677	$36,375